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Exhibit 21.1

Subsidiaries of
MRV COMMUNICATIONS, INC.

Subsidiary Name (1)	Jurisdiction of Organization
Alcadon MRV AB	Sweden
Creative Electronic Systems SA	Switzerland
EDSLan SpA	Italy
Interdata	France
MRV Communications — Boston Division, Inc.	Massachusetts
MRV International, Ltd.	Israel
MRV Switzerland AG	Switzerland
Source Photonics, Inc.	Delaware
Source Photonics Santa Clara, Inc.	Delaware
Tecnonet SpA	Italy

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Subsidiaries of MRV COMMUNICATIONS, INC.